Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Notification from Nasdaq regarding late filing of Form 10-Q

LOS ANGELES, CA – (BUSINESS WIRE) – May 29, 2024 – Broadway Financial Corporation (“Broadway”, “we”, or the “Company”) (Nasdaq Stock Market: BYFC), parent company of City First Bank, National Association, announced today it received a letter from the Nasdaq Stock Market LLC (“Nasdaq”), dated May 22, 2024, informing the Company that it no longer complies with Nasdaq Listing Rule 5250(c)(1) (“Rule 5250(c)(1)”) because Broadway had not filed its Form 10-Q for the period ended March 31, 2024 (the “Form 10-Q”) by the time period prescribed by Securities and Exchange Commission rules.

Under Nasdaq’s Listing Rules, the Company must submit a plan to regain compliance to Nasdaq within 60 calendar days of the date of the letter.  If Broadway’s plan is accepted, then Nasdaq can grant an exception of up to 180 calendar days from the date that the Form 10-Q should have been filed, or November 18, 2024.  Nasdaq’s Listing Rules also require that the Company make a public announcement disclosing receipt of the notification letter by issuing a press release within four business days of the date of that letter.

On May 24, 2024, the Company filed the Form 10-Q for the period ended March 31, 2024.

Additional information about the notification letter from Nasdaq, dated May 22, 2024, can be found in the Company’s Form 8-K filed with the SEC on May 29, 2024, which is available free of charge at the SEC’s website, www.sec.gov.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned banking subsidiary, City First Bank, National Association, which is a leading community-oriented bank in Southern California and in the Washington, D.C. market serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings, and money market accounts, certificates of deposits, and retirement accounts.

Stockholders, analysts, and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4601 Wilshire Boulevard, Suite 150, Los Angeles, CA 90010 or contact Investor Relations at the phone number or email address below.

Contacts

Investor Relations
Zack Ibrahim, Chief Financial Officer, (202) 243-7115
Investor.relations@cityfirstbroadway.com